Exhibit 3.96

FIRST

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.

A FLORIDA LIMITED PARTNERSHIP

NCP Lake Power Incorporated,

as General Partner

Lake Investment, L.P.,

as Limited Partner

Dated as of July 24, 1992

TABLE OF CONTENTS

RECITALS		2

ARTICLE I	DEFINITIONS	3

ARTICLE II	FORMATION OF PARTNERSHIP	3

2.1	Continuation	3
2.2	Name	3
2.3	Principal Office	3

ARTICLE III	FILING OF CERTIFICATES AND OTHER DOCUMENTS	4

3.1	Additional Filings of Certificates
3.2	Filing of Other Documents	4

ARTICLE IV	PURPOSES	4

ARTICLE V	TERM, FISCAL YEAR AND ACCOUNTING METHOD	5

5.1	Term	5
5.2	Fiscal Year; Accounting Method	5

ARTICLE VI	CONTRIBUTIONS AND CAPITAL	5

6.1	Capital Contributions	5
6.2	Withdrawal of Capital	5
6.3	Interest	5
6.4	No Liability for Return of Capital	5
6.5	No Third Party Rights	6

ARTICLE VII	DISTRIBUTIONS; ALLOCATION OF PROFITS AND LOSSES	6

7.1	Distributions	6
7.2	Form of Distribution	6
7.3	Allocation of Profits and Losses	6

ARTICLE VIII	TAX MATTERS	7

8.1	Considered a Partnership	7
8.2	General Partner as Tax Matters Partner	7
8.3	Preparation of Tax Returns	8
8.4	Elections by Tax Matters Partner	8
8.5	Special Basis Adjustment	8
8.6	Survival of Tax Provisions	9

i

ARTICLE IX	BOOKS, RECORDS, ACCOUNTING AND REPORTS	9

9.1	Books and Records	9
9.2	Delivery of Documents	9
9.3	Reports; Fiscal Year	10
9.4	Tax Returns	10
9.5	Bank Accounts	10
9.6	Annual Audit	10

ARTICLE X	COMPENSATION AND REIMBURSEMENT OF GENERAL PARTNER	11

10.1	Compensation	11

ARTICLE XI	RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER	12

11.1	Management of the Partnership	12
11.2	Devotion of Time and Other Business	13
11.3	Exculpation	13
11.4	Indemnification	14
11.5	Miscellaneous Management Matters	14
11.6	Execution of Partnership Instruments	15

ARTICLE XII	RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS	18

12.1	No Right to Participate in Management	18
12.2	Limited Liability	18
12.3	Matters Subject to Vote	19
12.4	Call of Meetings and Written Consents	19
12.5	Manner of Voting	19
12.6	Limitations	20
12.7	Compensation and Reimbursement	20
12.8	Investment Opportunities	20

ARTICLE XIII	ASSIGNMENT OF PARTNERSHIP INTERESTS	21

13.1	Restrictions on Transfers	21
13.2	Intentionally Omitted	21
13.3	Rights of Assignee of Limited Partner	22
13.4	Substitution of Assignee of Limited Partner	22
13.5	Confirmation of Transfer of Limited Partnership Interest	23
13.6	Indemnification	23
13.7	Bankruptcy of a Limited Partner	23
13.8	Further Assignments	23
13.9	Additional Limited Partner	24

ARTICLE XIV	REMOVAL, WITHDRAWAL AND REPLACEMENT OF THE GENERAL PARTNER	24

14.1	Removal for Good Cause Only	24
14.2	Vote	24
14.3	Dispute Regarding Removal	24
14.4	Voluntary Withdrawal	25
14.5	Selection of a Substitute General Partner	25
14.6	Substitution	25
14.7	Removed General Partner Not Liable	26
14.8	Intentionally Omitted	26
14.9	Conversion or Purchase of the General Partner’s Interest	26

ARTICLE XV	DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP	26

15.1	Events of Dissolution	26
15.2	Right to Continue the Partnership’s Business	27
15.3	Liquidation	27
15.4	Termination	29
15.5	Compliance with Timing Requirements of Regulations	29

ARTICLE XVI	MISCELLANEOUS PROVISIONS	29

16.1	Amendments	29
16.2	Notices	30
16.3	Power of Attorney	30
16.4	Severability	30
16.5	Application of Florida Law	31
16.6	Sole and Absolute Discretion	31
16.7	Confidential Information	31
16.8	Headings	31
16.9	Entire Agreement	31
16.10	Gender and Number	31
16.11	Successors	31
16.12	Variation of Pronouns	31
16.13	Attorneys’ Fees	32
16.14	Further Action	32
16.15	Counterparts	32
16.16	Covenant to Sign Documents	32
16.17	Time of Essence	32
16.18	Force Majeure	32
16.19	No Partition	32
16.20	Not for Benefit of Creditors	33
16.21	Withholding	33
16.22	Representations of Limited Partners	33
16.23	Waiver	33
16.24	Construction	34
16.25	Incorporation by Reference	34

EXHIBIT A	A-l
EXHIBIT B	B-l
EXHIBIT C	C-l
EXHIBIT D	D-l

THE LIMITED PARTNERSHIP INTERESTS REFERRED TO HEREIN (“INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF FLORIDA OR ANY OTHER STATE. SUCH INTERESTS ARE BEING OFFERED AND SOLD UNDER THE EXEMPTION PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT AND SIMILAR EXEMPTIONS UNDER APPLICABLE STATE LAW.

A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER APPLICABLE STATE SECURITIES LAWS AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY SO REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE ISSUER TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT OR APPLICABLE STATE LAW.

ARTICLE XIII OF THE PARTNERSHIP AGREEMENT PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTERESTS.

FIRST

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.,

A FLORIDA LIMITED PARTNERSHIP

THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) of Lake Cogen, Ltd., a Florida limited partnership (the “Partnership”), is made and entered into as of the 24th day of July, 1992, by and among NCP Lake Power Incorporated, a Delaware corporation, as the general partner (“NCP Lake” or the “General Partner”), and Lake Investment, L.P., a Delaware limited partnership, as a limited partner (“LIL”), and any other limited partner admitted to the Partnership in accordance with the terms of this Agreement.

RECITALS

A.                                      Lake Cogen, Ltd., a Florida limited partnership (the “Partnership”) was formed by Peoples Cogeneration Company, a Florida corporation (“Peoples”), as a general partner, and Gator Gas Marketing, Inc., a Florida corporation (“Gator”), as a general partner, and Peoples and Gator, as limited partners, for the purpose of developing, financing, constructing, owning (or selling and leasing back) and operating a gas-fired cogeneration facility as such term is defined in the Public Utility Regulatory Policies Act of 1978, and the regulations promulgated thereunder, all as amended (“PURPA”). No written partnership agreement was entered into, but a Certificate of Limited Partnership was filed on March 13, 1991. On August 28, 1991, Gator assigned its general partner interest to NCP Lake Power Incorporated, a Delaware corporation (“NCP Lake” or “General Partner”), Gator assigned its limited partner interest to Lake Investment, L.P., a Delaware limited partnership (“LIL”) and Peoples assigned its general partner and limited partner interests to UMA Power Co., a Florida corporation (“UMA”). On August 28, 1991, NCP Lake, LIL and UMA entered into an Agreement of Limited Partnership (the “Prior Agreement”). On September 27, 1991, UMA entered into an agreement dated September 27, 1991, pursuant to which (i) UMA conveyed all of its right, title and interest in the Partnership to NCP Lake and LIL and (ii) UMA withdrew as a general partner and a limited partner of the Partnership.

B.                                        The original Certificate was filed in the Office of the Secretary of State of the State of Florida on March 13, 1991, an amended Certificate was filed on October 15, 1991, and a second amended Certificate was filed on November 1, 1991.

C.                                        The General Partner and the Limited Partner desire to continue the Partnership on the terms and conditions set forth herein and to enter into this Agreement to govern the relationships of the parties hereto. The provisions of the Prior Agreement are hereby completely superseded for all periods beginning on or after the Effective Date except as specifically provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings set forth herein or in Exhibit C attached hereto.

ARTICLE II

FORMATION OF PARTNERSHIP

Section 2.1    Continuation. Peoples and Gator caused the Certificate to be prepared and to be filed in the Office of the Secretary of State of the State of Florida on March 13, 1991. An amended Certificate was filed on October 15, 1991 and a second amended Certificate was filed on November 1, 1991. The General Partner and the Limited Partner hereby ratify and approve the Certificate, as amended to the date hereof, as the Certificate of Limited Partnership of the Partnership effective as of the date of this Agreement. The parties hereto acknowledge that the Partnership has been formed under the Act, and that the Act shall govern the rights and liabilities of the parties hereto, except as otherwise herein expressly stated. As of the date hereof, NCP Lake is the sole General Partner of the Partnership. As of the date hereof, LIL is the sole limited partner of the Partnership. The Partners expressly ratify and approve all prior actions of the Partnership (and of the Partners and their predecessors in interest on behalf of the Partnership) including but not limited to the entry into a power purchase agreement dated March 13, 1991 with Florida Power Corporation, the purchase of land in Lake County, Florida to be used in connection with the Cogeneration Facility, agreements with National Energy Production Corporation for the construction of the Cogeneration Facility, agreements with Stewart & Stevenson Services, Inc. for the purchase of equipment for the Cogeneration Facility, an agreement with Stewart & Stevenson Operations, Inc. for the operation and maintenance of the Cogeneration Facility and the Site Lease and the Cogeneration Services Agreement with Golden Gem Growers, Inc.

Section 2.2    Name. The name of the Partnership is “LAKE COGEN, LTD.” The business of the Partnership may be conducted under any name chosen by the General Partner, in accordance with the Act, and the General Partner may, in its sole discretion, change the name of the Partnership from time to time. The General Partner shall promptly notify the Limited Partners of any such name change.

Section 2.3    Principal Office. The principal office of the Partnership shall be located at 1100 Town & Country Road, Suite 800, Orange, California 92668. From time to time, the General

Partner may change the location of such principal office and may establish such additional offices as the General Partner may deem advisable, in the General Partner’s sole discretion. Notification of any such change or additional offices shall be given to the Limited Partners as soon as practicable.

ARTICLE III

FILING OF CERTIFICATES AND OTHER DOCUMENTS

Section 3.1    Additional Filings of Certificates. In addition to the filing of the Certificate and the amendments to the Certificate with the Florida Secretary of State, the General Partner shall cause the Certificate and the amendments to the Certificate to be filed in such other places as are or shall be required by the Operative Documents or by applicable law. The General Partner shall also cause the Certificate to be amended as and when required by applicable law, and shall cause to be prepared and filed in the office of the Florida Secretary of State and in such other places as are or shall be required by applicable law any Certificate of Cancellation required to be filed by applicable law.

Section 3.2    Filing of Other Documents. From time to time, the General Partner shall sign, acknowledge, swear, file and publish any additional certificates, notices, statements or other instruments, including without limitation, any appropriate fictitious business name statements, as, when and where required by any provisions of law governing the formation of the Partnership or the conduct of its business or to enable the Partnership to hold Partnership Property in the Partnership’s name.

ARTICLE IV

PURPOSES

Section 4.1    Purposes of Partnership. The purposes of the Partnership are to: construct, finance, own (or sell and lease back), operate and manage the Cogeneration Facility; and carry on any activities whatsoever that it may deem proper, convenient, incidental or appropriate in connection with any of the foregoing purposes, or that it may deem calculated, directly or indirectly, to improve the interests of the Partnership in connection therewith. Without limiting the generality of the foregoing, the Partnership may (A) develop, own, invest, sell, transfer, convey, license, mortgage, pledge, exchange, use, exhaust or otherwise dispose of or deal with all of the property of every nature whatsoever of the Partnership, (B) incur indebtedness, secured or unsecured, for any of the purposes of the Partnership, (C) engage in any activities in the opinion of the General Partner that are in furtherance of said purposes and are not prohibited by law and (D) execute, deliver and perform all of the Operative Documents to which it is a party and all such further documents, writings, agreements, certificates, acknowledgments, applications and instruments incidental thereto, in each case as the same may be amended, modified, supplemented or replaced from time to time.

ARTICLE V

TERM, FISCAL YEAR AND ACCOUNTING METHOD

Section 5.1    Term. The term of the Partnership commenced on March 13, 1991, the date the Certificate was filed in the office of the Florida Secretary of State. Unless earlier dissolved pursuant to Section 15.1 hereof or the provisions of the Act, the Partnership shall be dissolved on December 31, 2040, and the winding up of the Partnership shall occur on or before December 31, 2041.

Section 5.2    Fiscal Year; Accounting Method. The Partnership’s fiscal year shall be the calendar year, unless otherwise required by law. The Partnership’s books and records shall be maintained on an accrual basis in accordance with GAAP and tax accounting methods applicable to the Partnership, unless otherwise required by law.

ARTICLE VI

CONTRIBUTIONS AND CAPITAL

Section 6.1    Capital Contributions. As of the date of this Agreement, each Partner has contributed to the capital of the Partnership the net amount set forth opposite such Partner’s name on Exhibit A attached hereto, and such amount has been credited to such Partner’s Capital Account.

Section 6.2    Withdrawal of Capital. No Partner shall have the right to withdraw its Capital Contribution or to receive any return of a portion of its Capital Contribution.

Section 6.3    Interest. Interest earned on funds of the Partnership shall constitute Partnership property and no Partner shall be entitled to interest on any Capital Contribution, on any Capital Account balance or on any undistributed or reinvested Partnership property.

Section 6.4    No Liability for Return of Capital. The General Partner shall not be personally liable for the return of any portion of the Capital Contribution of any Limited Partner; the

return of such Capital Contribution shall be made solely from Partnership assets. Under the circumstances requiring a return of any Capital Contribution, no Partner shall have the right to demand or receive property other than cash except as may be specifically provided for in this Agreement.

Section 6.5    No Third Party Rights. Except as each Partner may otherwise consent with respect to such Partner’s own obligations or rights, the obligations or rights of the Partnership or of Partners to make or require any Capital Contribution under this Agreement shall not grant any rights to, or confer any benefits upon, any Person who is not a Partner unless otherwise required by applicable law.

ARTICLE VII

DISTRIBUTIONS; ALLOCATION OF PROFITS AND LOSSES

Section 7.1    Distributions. The Partnership intends to make distributions of Cash Available for Distribution from time to time (each such distribution a “Distribution”) as determined by the General Partner, subject to the following: (i) Distributions may be restricted or suspended when the General Partner determines in its sole and absolute discretion that it is in the best interest of the Partnership to do so; (ii) Distributions shall be limited by, or otherwise subject to the provisions of, the Operative Documents and any other indebtedness of the Partnership; and (iii) no Distributions shall be made under this Section 7.1 that would render the Partnership insolvent or jeopardize or limit the business activities or prospects of the Partnership. Subject to the foregoing and to Article XV hereof, Cash Available for Distribution, if any, shall be distributed to the Partners in proportion to the Partnership Interest of each Partner.

Section 7.2    Form of Distribution. No Partner shall have any right to receive any Partnership Property other than cash upon a Distribution, except as specifically provided in this Agreement. A Partner shall not be compelled to accept a distribution of Partnership Property other than cash.

Section 7.3    Allocation of Profits and Losses. The Profits, Losses and other items of the Partnership shall be allocated among the Partners as set forth in Exhibit D attached hereto.

ARTICLE VIII

TAX MATTERS

Section 8.1    Considered a Partnership. The Partners intend that, as defined in Section 7701(a) (2) of the Code, the Partnership will be treated as a partnership for United States, state and local income tax purposes. Specifically, each Partner agrees not to make the election described in Section 761(a) of the Code to be excluded from the application of the provisions of Subchapter K. Moreover, each Partner further agrees not to make an election to be excluded from the application of the partnership provisions of any applicable state taxation code or statute.

Section 8.2    General Partner as Tax Matters Partner. The General Partner is designated the tax matters partner (“Tax Matters Partner”) as provided in Section 6231(a) (7) (A) of the Code and any comparable provision of state or local law. Except as otherwise provided herein, this designation is effective only for the purpose of activities performed under the Agreement pursuant to the provisions of the Code and any comparable provision of state or local law and shall be subject to the following terms and conditions:

(a)                   The Tax Matters Partner shall timely file all necessary Federal, state and local partnership income tax returns for the Partnership in accordance with Section 8.3 hereof and shall furnish the Partners with copies of all such returns.

(b)                  The Tax Matters Partner shall keep the Partners fully and timely informed of all administrative and judicial proceedings for the adjustment of Partnership items (as defined in Section 6231(a) (3) of the Code and any comparable provision of state or local law) at the Partnership level.

(c)                   If notice of an administrative proceeding under Section 6223 of the Code (or any comparable provision of state or local law) is received by a Partner, such Partner shall notify the Tax Matters Partner of the treatment of any Partnership item on the Partner’s income tax return which is or may be inconsistent with the treatment of that item on the Partnership return.

(d)                  No Partner shall enter into any settlement agreement with any taxing authority with respect to any Partnership item unless and until such Partner shall have first notified the Tax Matters Partner in writing of the proposed agreement and its terms at least 3 0 days prior to entering into such settlement.

(e)                   The Tax Matters Partner or any Partner shall notify all Partners of any intention to file a petition with the Tax Court for a redetermination of any Partnership item within five (5) business days from the date of the Notice of Final Partnership Administrative Adjustments.

(f)                     The Tax Matters Partner may enter into one or more agreements with the Internal Revenue Service with respect to the tax treatment of any items of Partnership income, loss, deductions or credits and, to the extent permitted under the Code, may expressly argue that such agreement or agreements shall bind all of the Partners.

Section 8.3    Preparation of Tax Returns. The Tax Matters Partner shall cause the preparation and filing of United States, state and local income tax returns on behalf of the Partnership. Each Partner agrees to furnish the Tax Matters Partner such information as each Partner may have which is required for the proper and timely preparation of such returns.

Section 8.4    Elections by Tax Matters Partner. The Tax Matters Partner shall make the following elections under the Code and regulations and any similar state and local statutes and regulations:

(a)                   To adopt the calendar year as the annual accounting period, unless otherwise required by law;

(b)                  To adopt the accrual method of accounting;

(c)                   To amortize organizational expenditures, if any, over a sixty (60) month period in accordance with Section 709(b) of the Code and any similar state statutes; and

(d)                  To make such other elections as the Tax Matters Partner may deem advisable to reduce Partnership taxable income to the maximum extent possible and to take deductions in the earliest taxable year possible in accordance with the Code and the Treasury Regulations.

Section 8.5    Special Basis Adjustment. In connection with Distributions or any assignment or transfer of a Partnership interest permitted by the terms of this Agreement, the General Partner in its discretion may cause the Partnership, at the written request of the transferor or the transferee with respect to a transfer of a Partnership interest, on behalf of the Partnership and at the time and in the manner provided in the Regulations, to make an election to adjust the basis of Partnership Property in the manner provided in Sections 734(b), 743(b) and 754 of the Code. If such election is made with respect to a transfer of a Partnership interest, the transferee shall pay all costs incurred by the Partnership in connection therewith, including without limitation, reasonable attorneys’ and accountants’ fees.

Section 8.6    Survival of Tax Provisions. The provisions of this Agreement relating to tax matters shall survive the termination of the Partnership and this Agreement and the termination of any Partner’s interest in the Partnership and shall remain binding on that Partner for the period of time necessary to resolve with any Federal, state or local tax authority any tax matters regarding the Partnership.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1    Books and Records. The Partnership’s books and records, together with copies of all of the documents and papers pertaining to the business of the Partnership and a copy of the Assignment of Partnership Interests, shall be kept at the principal place of business of the Partnership and at all reasonable times upon reasonable notice shall be open to the inspection of and may be copied and excerpts taken therefrom by any Partner, or such Partner’s duly authorized representative, provided that such inspection is made in good faith and without any intent to damage the Partnership or any of the Partners. The books and records of the Partnership shall be kept in accordance with GAAP, and shall reflect the Partnership transactions and be appropriate and adequate for the Partnership’s business. Notwithstanding anything contained herein to the contrary, the records required to be kept by the Partnership in the State of Florida pursuant to Section 620.106 of the Florida Statutes shall be maintained at the offices of McDermott, Will & Emery in Miami, Florida or such other office within the State of Florida as determined by the General Partner.

Section 9.2    Delivery of Documents. The Partnership shall provide to each Limited Partner not affiliated with the General Partner each of the following Partnership documents:

(a)                   Within thirty (30) days after the end of each fiscal year during which such list has changed, a current list of the full name and last known business or residence address of each Partner, specifying separately the General Partner and Limited Partners; and

(b)                  As soon as practicable, a copy of the Certificate, and all certificates of amendment thereto and other certificates filed pursuant to the Act, promptly after the filing thereof, together with executed copies of any powers of attorney pursuant to which any such certificate has been executed.

Section 9.3    Reports; Fiscal Year.

(a)                   Annual Reports. Within one hundred twenty (120) days after the close of each fiscal year, a full and accurate accounting shall be made of the affairs of the Partnership as of the close of such fiscal year. Upon such accounting being made, the Profits or Losses and other items sustained by the Partnership during such fiscal year shall be ascertained and credited or debited, as the case may be, in the books of account of the Partnership to the Partners in the proportions specified in this Agreement. The financial statements in such annual report shall include a balance sheet, an income statement and a statement of changes in financial position and shall be accompanied by either the reports prepared by independent accountants engaged by the Partnership pursuant to Section 9.6 hereof.

(b)                  Quarterly Reports. The General Partner shall prepare and forward to the Limited Partners quarterly unaudited financial information summarizing the results of operations of the Partnership’s business for the three months then ended as soon as reasonably practicable after the end of each such period, the form and extent of which shall be in the sole discretion of the General Partner.

Section 9.4    Tax Returns. The General Partner shall send to each Limited Partner, within one hundred twenty (120) days after the end of each tax year, the information necessary for such Limited Partner to complete its Federal and state income tax or information returns. The General Partner shall also send to the Limited Partners, within one hundred twenty (120) days after the end of each tax year, a complete copy of the Partnership’s Federal, state, and local income tax or information returns for the year.

Section 9.5    Bank Accounts. Subject to the requirements of the Operative Documents, all funds of the Partnership shall be deposited in the name of the Partnership in such bank accounts or other accounts, including, in the sole discretion of the General Partner, money market funds or other short term investments, as shall be determined by the General Partner. All withdrawals therefrom shall be made upon checks signed on behalf of the Partnership by any officer of the General Partner or by any Person or Persons authorized by the General Partner to sign checks on behalf of the Partnership.

Section 9.6    Annual Audit. The partnership accountants (the “Partnership Accountants”) shall be Deloitte & Touche or another firm of independent certified public accountants of recognized national standing selected by the General Partner. The Partnership Accountants shall audit the Partnership’s books and records each year.

ARTICLE X

COMPENSATION AND REIMBURSEMENT OF GENERAL PARTNER

Section 10.1    Compensation. The General Partner shall have the authority to cause the Partnership to pay to the General Partner, its Affiliates and/or other Persons (as the General Partner may deem appropriate): (i) an amount up to THREE MILLION DOLLARS ($3,000,000) to reimburse NCP for all development costs, including overhead and salaries, incurred by NCP on behalf of the Partnership in connection with the development of the Cogeneration Facility (as permitted under the Operative Documents) (such costs incurred by NCP are hereinafter referred to as Development Costs”); (ii) an amount equal to the maximum development fee that NCP is entitled to pursuant to the Operative Documents on the Lease Commencement Date (as defined in the Operative Documents); (iii) subject to the restrictions on payment in the Operative Documents, a construction management fee to NCP for supervising the construction of the Cogeneration Facility in an amount equal to ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($1,900,000) (the “Construction Management Fee”), such amount to be paid to NCP in monthly installments of ONE HUNDRED THOUSAND DOLLARS ($100,000) each, with the first payment due on the date of commencement of construction, but not payable until funds for such costs are payable under the Construction Loan Agreement and, if construction shall have been completed prior to the payment of the full amount of the Construction Management Fee, the balance to be paid upon the completion of the construction of the Cogeneration Facility; (iv) an annual administrative management fee to the General Partner commencing on the Lease Commencement Date at a rate of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) per calendar year, payable in four equal installments as permitted under the Operative Documents from the Commercial Operation Date through December 31, 1993, and at a rate, during 1994 and each calendar year (or portion thereof) thereafter, equal to the product of (A) THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) multiplied by (B) a fraction, the numerator of which is the Consumer Price Index for All Urban Consumers (the “CPI”) as of January 1 of such year, and the denominator of which is the CPI as of the Commercial Operation Date; (v) interest to NCP on funds advanced for the development and construction of the Cogeneration Facility (other than Development Costs) from the date of each advance at the same rate of interest due under the Construction Loan Agreement, payment to be made as soon as permitted under the Operative Documents; and (vi) such other compensation and reimbursement for goods and services provided to and expenses incurred on behalf of the Partnership as the General Partner may from time to time determine to be necessary or appropriate in an amount which the General Partner determines to be reasonable, provided that any such compensation paid to the General Partner or its Affiliates pursuant to this clause (vi) shall not exceed the amount customarily charged in arms-length transactions for such goods and services.

ARTICLE XI

RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

Section 11.1    Management of the Partnership.

(a)     Control in General Partner. The General Partner shall have full and exclusive control of the management and operation of the business of the Partnership and shall make all business judgments, determinations and decisions affecting the affairs of the Partnership except as otherwise specifically provided herein. The General Partner shall have, subject to any limitations imposed elsewhere in this Agreement, the power and authority on behalf of the Partnership to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate in connection with the management and operation of the business of the Partnership, including without limitation, the power and authority on behalf of the Partnership to: (i) cause the Partnership to borrow money from the General Partner in its individual capacity or from any Affiliate of the General Partner, any Limited Partner in such Limited Partner’s individual capacity, any Affiliate of any such Limited Partner or any other Person, and to give security therefor and to repay such loans, and otherwise to enter into, perform and discharge contracts, agreements, instruments and other arrangements with the General Partner in its individual capacity or any Affiliate thereof, or any Limited Partner in such Limited Partner’s individual capacity, or any Affiliate of any such Limited Partner or any other Person, all such transactions and arrangements to be on arms-length terms and otherwise upon such terms and conditions as the General Partner, in its discretion, determines; (ii) sell all or substantially all of the assets of the Partnership or pledge all or substantially all of the assets of the Partnership; (iii) cause the Partnership to carry such insurance as the General Partner deems to be appropriate and adequate to protect the Partnership and the General Partner as provided in Section 11.4 hereof; (iv) submit any Partnership claim or liability to arbitration or reference; (v) change the Partnership Accountants; (vi) execute, acknowledge (if appropriate) and deliver any and all instruments to effect any and all of the foregoing; (vii) execute, deliver and perform all of the Operative Documents to which it is a party and all such further documents, writings, agreements, certificates, acknowledgments, applications and instruments incidental thereto, in each case as the same may be amended, modified, supplemented or replaced from time to time; and (viii) execute, acknowledge (if appropriate) and file or record such applications, notices, certifications and other documents with such Federal, state or local governmental agencies as may be necessary or appropriate. In connection with the foregoing, it is agreed that any instrument, agreement or other document executed by the General Partner while acting in the name and on behalf of the Partnership shall be deemed to be an action of the Partnership as to any third parties (including each Limited Partner as a third party for such purposes).

(b)    The General Partner shall take or cause to be taken all actions that the General Partner reasonably and in good faith deems to be necessary or appropriate for carrying out the purposes of the Partnership in accordance with the terms and provisions of this Agreement and the requirements of applicable laws and regulations and for continuing the Partnership’s valid existence as a limited partnership under the laws of the State of Florida. The General Partner shall have the right, on behalf of the Partnership, to designate irrevocably or otherwise one or more Persons an attorney-in-fact to act on behalf of the Partnership. Nothing in this Agreement shall preclude the engagement, at the expense of the Partnership, of any agent or Person, to manage or provide other services in respect of the Partnership, subject to the control of the General Partner.

Section 11.2    Devotion of Time and Other Business. The General Partner shall devote to the Partnership’s affairs such time, on a nonexclusive basis, as is necessary to perform its duties as General Partner hereunder. The General Partner shall use its judgment in causing its officers diligently to pursue and to apply their general skills, time and effort to the General Partner’s duties to the extent reasonably necessary to manage the affairs of the Partnership. Nevertheless, the officers of the General Partner shall not be required to devote their full time to Partnership affairs, except to the extent necessary from time to time for the proper performance of its duties hereunder, and may engage in other businesses, including businesses identical or similar to the Partnership’s business. Neither the General Partner nor any of its shareholders, officers or directors shall be obligated to present any particular investment opportunity to the Partnership, even if the opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership. The General Partner and its shareholders, officers or directors shall have the right to take for their own account, or to recommend to others, any investment opportunity without liability to the Partnership or the Limited Partners.

Section 11.3    Exculpation. Neither the General Partner nor any of its shareholders, officers, directors, representatives or agents shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner, individually or collectively, for any loss, liability, damage or expense incurred by reason of any act or omission performed or omitted by such Person either on behalf of the Partnership or in furtherance of the interests of the Partnership, and in a manner believed in good faith by such Person to be within the scope of the authority granted to the General Partner by this Agreement or by law, so long as such Person is not determined by a final adjudication of a court of competent jurisdiction to be guilty of gross negligence or gross misconduct with respect to such act or omission.

Section 11.4    Indemnification. The General Partner and its direct and indirect shareholders, officers, directors, representatives and agents shall be held harmless and be indemnified by the Partnership for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys’ fees) suffered by virtue of any acts or omissions or alleged acts or omissions arising out of such Person’s activities either on behalf of the Partnership or in furtherance of the interests of the Partnership, and in a manner believed in good faith by such Person to be within the scope of authority conferred on the General Partner by this Agreement or law, so long as such Person is not determined by a final adjudication of a court of competent jurisdiction to be guilty of gross negligence or gross misconduct with respect to such acts or omissions. Such indemnification or agreement to hold harmless shall only be recoverable out of the assets of the Partnership, including insurance proceeds, if any, and not from the Limited Partners; provided, however, that while the Operative Documents remain in effect, such indemnification may only be paid out of assets that are properly in the Borrower’s Account (as defined in the Operative Documents). The General Partner and each director of the General Partner shall have the right (and no other Person shall have the right) to select its own attorney, if it makes a reasonable showing that the Partnership attorney cannot adequately represent its interest. If and to the extent that funds properly in the Borrower’s Account are available therefor, the Partnership shall pay the expenses incurred by an indemnified Person before the final disposition of any suit or proceeding, but only after the indemnified Person delivers to the Partnership an undertaking promising to repay amounts so expended by the Partnership if it is later adjudicated or determined that the Person is not entitled to indemnification under this Agreement.

Section 11.5    Miscellaneous Management Matters. The General Partner may rely on any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other document it believes to be genuine and to have been signed or presented by the proper party or parties. The General Partner may consult with any attorneys, accountants, appraisers, management consultants, investment bankers and other consultants it selects (who may also serve as consultants for the Partnership). An opinion by any consultant on a matter which the General Partner believes to be within the consultant’s professional competence shall be complete protection as to any action or omission by the General Partner based in good faith on the opinion. The General Partner shall not be responsible to the Limited Partners for the misconduct, negligence, acts or omissions of any consultant or agent of the Partnership, or the General Partner and assumes no obligations as to these consultants or agents except to use due care in selecting them.

Section 11.6    Execution of Partnership Instruments. The General Partner may execute all deeds, leases, notes, mortgages, joint venture or partnership agreements, contracts, certificates, correspondence and any and all other instruments executed on the Partnership’s behalf, in substantially the following form or in any other manner consistent with applicable law:

Lake Cogen, Ltd.,
a Florida limited partnership

By:	NCP Lake Power Incorporated,
Its General Partner

By
(Name of authorized representative)

Its
(Title)

The General Partner has the right to authorize other Persons to execute such documents and instruments on the Partnership’s behalf as the General Partner deems appropriate.

Section 11.7    Restrictions. Notwithstanding anything to the contrary contained in this Agreement, the affirmative vote of 100% of the General Partner interests and two-thirds of the Limited Partner interests by holders thereof properly authorized and entitled to vote such interests in accordance with all applicable laws and agreements relating thereto shall be necessary to take any of the following actions:

(a)     the filing of a voluntary petition in bankruptcy or the commencement of a voluntary case by the Partnership under any applicable bankruptcy, insolvency, reorganization, arrangement, adjustment, relief or composition of indebtedness or other similar law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case under any such law, or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Partnership or any substantial part of its properties, or the taking of any action in contemplation of any of the foregoing or to liquidate, dissolve or wind up the Partnership;

(b)      any amendment to this Section 11.7 or Section 16.1 hereof; or

(c)      (i) any merger, amalgamation, consolidation or similar transaction involving the Partnership or (ii) any sale, transfer or distribution of all or substantially all of the assets of the Partnership to any other Person or any similar transaction involving the Partnership.

Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by applicable law, any vote relating to the actions specified in Sections 11.7(a), 11.7(b) or 11.7(c) hereof shall be taken only after strictly following the procedures set forth below:

(1)     such action must be recommended in writing by the President of the General Partner;

(2)     such action must be approved by 100% of the members of the Board of Directors of the General Partner by resolution at a meeting to be held not less than two business days after receipt by each member of the Board of Directors of the General Partner of the written recommendation from the President of the General Partner referred to above;

(3)     the vote of the holders of General Partner interests and the holders of Limited Partner interests approving such action may be taken only at a special meeting of holders of such interests (to be held in person and not by written action in lieu of a meeting) called for the purpose of approving such action, and notice of such meeting shall be delivered to each of such holders not less than ten (10) business days prior to the date of such special meeting;

(4)     (A) no member of the Board of Directors of the General Partner may validly waive receipt of the written recommendation referred to in clause (2) above and (B) no holder of General Partner interests or Limited Partner interests may validly waive receipt of the notice referred to in clause (3) above; and

(5)     so long as the Participation Agreement shall remain in effect, true and complete copies of each of (x) the written recommendation of the President of the General Partner referred to in clause (1) above, (y) any resolutions relating to such written recommendation adopted by the Board of Directors of the General Partner and (z) the notice of the special meeting of the holders of the General Partner interests and Limited Partner interests referred to in clause (3) above shall be delivered by hand to (A) the Owner Participant, Transportation and Industrial Funding Division - 6th Floor, 1600 Summer Street, Stamford, Connecticut 06927, Attention: Manager - Energy and Portfolio Administration, with copies to the attention of each of the Managing Counsel and the General Counsel and (B) Susan Webster, Esq., Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, (I) in the case of clause (x) above, at the same time such written recommendation is delivered to the members of the Board of Directors of the General Partner, (II) in the case of clause (y) above, promptly following the adoption by the Board of Directors of the General Partner of such resolution and (III) in the case of clause (z) above, at the same time such notice is delivered to the holders of the General Partner interests and the Limited Partner interests.

Any action purported to be taken by the Partnership or the General Partner that is not taken in strict accordance with the procedures set forth in clauses (1) through (5) above shall be deemed to be invalidly taken and shall be deemed to be null and void ab initio (although such actions may be later taken if such procedures are strictly followed at such later time).

(d)      So long as the Participation Agreement shall remain in effect, notwithstanding anything to the contrary contained herein but in addition to the provisions set forth in this Section 11.7, any action specified in Section 11.7(b) or 11.7(c) hereof shall not be taken without the prior written consent of the Owner Participant. Any such action purported to be taken by the Partnership without such prior written consent shall be deemed to be null and void ab initio.

Section 11.8    Acknowledgment of General Partner Assignment. The Limited Partners acknowledge that the General Partner will assign its interest in the Partnership to the Owner Participant, as agent for the Secured Parties under certain of the Operative Documents, pursuant to the Assignment of Partnership Interests, and the Limited Partners expressly consent to such assignment. The Limited Partners acknowledge and agree that (i) except and only to the extent expressly set forth in Section 2.02 of the Assignment of Partnership Interests, the Owner Participant (and not the General Partner) is entitled to exercise any and all voting and/or consensual rights and management powers of the General Partner that are granted hereunder or under the Act (including without limitation, the rights and powers of the General Partner described in Article XI hereof) and (ii) any such exercise of such rights and powers by the Owner Participant shall be deemed the valid exercise of such rights or powers by the General Partner hereunder. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Owner Participant shall foreclose or exercise any similar remedy under the Assignment of Partnership Interests with respect to the interests of the General Partner assigned thereunder (or if the General Partner shall transfer or assign such interest in lieu of foreclosure) (such a foreclosure, transfer or assignment being herein referred to as a “Section 11.8 Transfer”), subject only to the execution and delivery by a purchaser, transferee or assignee (each a “Section 11.8 Transferee”) in connection with such Section 11.8 Transfer of a Substitute General Partner Agreement (as defined in Section 14.6 hereof), none of the restrictions set forth in Articles XIII or XIV hereof shall be applicable to any such Section 11.8 Transferee and upon the completion of such Section 11.8 Transfer the Section 11.8 Transferee shall immediately become a Substitute General Partner. The Limited Partners hereby irrevocably consent and agree to the admission of any Section 11.8 Transferee as a Substitute General Partner and agree to promptly execute and deliver upon request any and all instruments, certificates and further assurances of such consent and the admission of such Section 11.8 Transferee as a Substitute General Partner.

ARTICLE XII

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

Section 12.1    No Right to Participate in Management. The Limited Partners shall not, and shall have no right to, participate in the control, conduct or operation of the Partnership or the Partnership’s business, and shall have no right or authority to act for or bind the Partnership; provided, however, that the Limited Partners may select a Person to act for and bind the Partnership during the winding up period following dissolution of the Partnership pursuant to, and subject to the conditions of, Section 15.3(a) hereof in the event that the General Partner is no longer a general partner of the Partnership and no Substitute General Partner exists. A Limited Partner shall not be deemed to participate in the management or control of the Partnership solely by virtue of consulting with and advising the General Partner with respect to the business of the Partnership or exercising any rights or powers which the Limited Partners are permitted to exercise pursuant to this Agreement and Section 620.159 of the Act.

Section 12.2    Limited Liability. No Limited Partner or assignee of a Limited Partner shall have any liability whatsoever for any debts, liabilities or other obligations of the Partnership, beyond the amount of such Limited Partner’s Capital Contribution pursuant to Section 6.1(a) hereof; provided, however, that each Limited Partner may be required to return any Distributions made to such Limited Partner (with interest thereon) in violation of Section 620.147 of the Act. A Limited Partner, as such, shall not be personally liable for any obligations of the Partnership, and shall not be obligated to make loans to the Partnership. As specified in Section 11.4 hereof, the Limited Partners shall not be required to indemnify the General Partner except out of Partnership assets.

Section 12.3    Matters Subject to Vote. The Limited Partners shall not be entitled to vote on, or consent to, any matters except as expressly provided for in this Agreement or as otherwise required by law.

Section 12.4    Call of Meetings and Written Consents. The General Partner may call a meeting of the Limited Partners for a vote, or may call for a vote or consent without a meeting. The General Partner shall call a meeting of the Limited Partners for a vote, or shall call for a vote or consent without a meeting, within twenty (20) days after receiving a written request from Limited Partners holding twenty percent (20%) or more of the aggregate Limited Partnership Interests for a vote or consent with respect to any matter as to which any or all of the Limited Partners may vote or consent pursuant to Section 12.3 hereof. The General Partner’s notice of a meeting shall state the time and place of the meeting, and the general nature of the business to be transacted; if no meeting is called, the General Partner’s notice shall state the matter or matters as to which a vote or consent is being sought and the date on which such votes or consents shall be counted. The date of the meeting, or the date on which votes or consents shall be counted, shall be no less than ten (10) nor more than sixty (60) days after the mailing of the General Partner’s notice. The meeting, if any, shall be held at the Partnership’s principal place of business or at such other location as the General Partner shall state in the notice. The Partnership shall bear all expenses of the notification and meeting or vote or consent.

Section 12.5    Manner of Voting. Each Limited Partner shall be entitled to cast votes (a) at a meeting, in person, by written proxy or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the General Partner before the meeting or (b) without a meeting, by a signed writing indicating the matter as to which the vote or consent is effective and, if a vote, whether it is in support of or opposition to such matter, which writing must be received by the General Partner at or before the time and date on which the votes or consents are to be counted. Only the votes or consents of Limited Partners of record on the date on which the General Partner sends its notice, whether at a meeting or otherwise, shall be counted. The General Partner shall be entitled to vote its Limited Partnership Interest, if any, for all matters in the same fashion as other Limited Partners. If a proposal is approved by an action of the Limited Partners taken without a meeting, the written vote or consent shall set forth the action to be taken and shall be signed by Limited Partners owning, in the aggregate, not less than the minimum percentage of the aggregate Limited Partnership Interest that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted.

Section 12.6    Limitations. No Limited Partner shall have the power to: (a) withdraw from the Partnership or reduce its contribution to the capital of the Partnership; (b) except as may be otherwise required by law, cause the dissolution and termination of the Partnership by court decree or otherwise; or (c) demand or receive property other than cash in return for such Limited Partner’s Capital Contribution. No specific time has been agreed upon for the repayment of any Limited Partner’s Capital Contribution.

Section 12.7    Compensation and Reimbursement. No salary or other compensation shall be paid to any Limited Partner.

Section 12.8    Investment Opportunities. No Limited Partner shall be obligated to present any investment opportunity to the Partnership, even if the opportunity is of a character that could be taken by the Partnership if presented to it. Each Partner shall have the right to take for its own account, or to recommend to others, any investment opportunity presented to it.

Section 12.9    Acknowledgment of Limited Partner Assignment. The General Partner acknowledges that the Limited Partners will assign their interest in the Partnership to the Owner Participant, as agent for the Secured Parties under certain of the Operative Documents, pursuant to the Assignment of Partnership Interests, and the General Partner expressly consents to such pledge. The General Partner acknowledges and agrees that (i) except and only to the extent expressly set forth in Section 2.02 of the Assignment of Partnership Interests, the Owner Participant (and not the Limited Partners) is entitled to exercise any and all voting and/or consensual rights of the Limited Partners that are granted hereunder or under the Act and (ii) any such exercise of such rights and powers by the Owner Participant shall be deemed the valid exercise of such rights by the Limited Partners hereunder. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Owner Participant shall foreclose or exercise any similar remedy under the Assignment of Partnersship Interests with respect to the interests of the Limited Partners assigned hereunder (or if the Limited Partners shall transfer or assign such interest in lieu of foreclosure) (such a foreclosure, transfer or assignment being herein referred to as a “Section 12.9 Transfer”), none of the restrictions set forth in Article XIII hereof shall be applicable to any purchaser, transferee or assignee (each a Section 12.9 Transferee) in connection with such Section 12.9 Transfer and upon the completion of such Section 12.9 Transfer, the Section 12.9 Transferee shall immediately become a Substitute Limited

Partner. The General Partner hereby irrevocably consents and agrees to the admission of any Section 12.9 Transferee as a Substitute Limited Partner and agrees to promptly execute and deliver upon request any and all instruments, certificates and further assurances of such consent and the admission of such Section 12.9 Transferee as a Substitute Limited Partner.

ARTICLE XIII

ASSIGNMENT OF PARTNERSHIP INTERESTS

Section 13.1    Restrictions on Transfers. Except as otherwise provided in the Operative Documents, no Partner shall directly or indirectly, voluntarily, involuntarily or by operation of law, convey, exchange, assign, mortgage, encumber, hypothecate, pledge, sell or otherwise transfer (each a “Transfer”) all or any portion of its interest in the Partnership or enter into any agreement to do so, except in accordance with the provisions of this Article XIII. Any attempted Transfer in violation of the terms of this Article XIII or any of the provisions of the Operative Documents shall be void and of no force or effect. As used herein, a “Transfer” shall be deemed to include a Transfer of any shares, voting rights or ownership interests which will result in a change in the identity of the Person or Persons exercising, or who may exercise, effective control of a Partner.

No Partner may Transfer any portion of its interest in the Partnership unless: (a) the Owner Participant shall have consented to the Transfer, which consent may be withheld in the sole and absolute discretion of the Owner Participant; (b) the Partnership and the Owner Participant shall have received the Required Opinion from counsel selected by, or reasonably acceptable to, the Partnership and the Owner Participant and, in the case of a Transfer involving a Limited Partner’s interest, the General Partner shall have consented in writing to such Transfer, which consent may be withheld in the sole and absolute discretion of the General Partner; (c) such Transfer shall not result in the Partnership being treated as an association taxable as a corporation under the Code; (d) such Transfer would not result in the Cogeneration Facility ceasing to be a “qualifying cogeneration facility” under PURPA; (e) the Transfer of the Partnership Interest, when added to any previous Transfer by any other Partner within a twelve (12) month period, would not cause the Partnership to be considered to be terminated under Section 708(b) of the Code, unless such Transfer has received the unanimous consent of the Partners; and (f) such Transfer would not cause a Default (as defined in Appendix A to the Participation Agreement).

Section 13.2    Intentionally Omitted.

Section 13.3    Rights of Assignee of Limited Partner. An assignee of a Partner’s Limited Partnership Interest or a portion thereof (an “Assignee”) who does not become a Substitute Limited Partner in accordance with the provisions of Section 13.4 hereof shall be subject, with respect to such Interest, to all of the restrictions upon a Limited Partner provided in this Agreement, but such Assignee shall not have the right to vote on any of the matters on which a Limited Partner would be entitled to vote and shall not have any other rights of a Partner other than the right to the Assignee’s share of Profits, Losses and Distributions. If the General Partner receives a notice of Transfer pursuant to Section 13.4 hereof, and if such Transfer is effected in compliance with this Article XIII, the Assignee shall become entitled to receive the transferring Limited Partner’s share of Profits, Losses and Distributions with respect to the Limited Partnership Interest so transferred and shall succeed to the transferring Limited Partner’s Capital Account with respect to the Limited Partnership Interest so transferred as of the end of the day on which the General Partner receives such notice; provided, however, that an Assignee shall become a Substitute Limited Partner only upon the satisfaction of the conditions for substitution set forth in Section 13.4 hereof.

Section 13.4    Substitution of Assignee of Limited Partner. An Assignee of all or any part of a Partner’s Limited Partnership Interest shall become a Substitute Limited Partner only if each of the following conditions are met:

(a)              The General Partner and the Owner Participant consent thereto, which consent shall be in the sole and absolute discretion of the General Partner and the Owner Participant;

(b)             The Assignee shall consent in writing, in a form prepared by or satisfactory to the General Partner, to be bound by the terms and conditions of this Agreement;

(c)              The Assignee shall pay any expenses of the Partnership in connection with the substitution of such Assignee as a limited partner;

(d)             The Assignee shall submit an instrument of assignment, duly executed by the assigning Limited Partner, in a form satisfactory to the General Partner, which instrument of assignment shall specify the portion of the Limited Partnership Interest assigned to such Assignee and shall set forth the transferring Limited Partner’s intention that the Assignee become a Substitute Limited Partner; and

(e)              All requirements of the Act, including any amendment of the Certificate required by the Act, shall have been completed by the Assignee, the transferring Limited Partner and the Partnership, as the case may be.

The admission of a Substitute Limited Partner shall be effective as of the close of the day on which all of the conditions specified in this Section 13.4 have been satisfied.

A Substitute General Partner may be admitted only pursuant to the provisions of Article XIV or Section 11.8 hereof.

Section 13.5    Confirmation of Transfer of Limited Partnership Interest. If a Limited Partner Transfers all or any part of its Limited Partnership Interest as permitted by this Article XIII, such Limited Partner shall provide written confirmation of such Transfer to the General Partner, signed by both the transferring Limited Partner and its transferee, within thirty (30) days after the Transfer or, if earlier, by the fifteenth (15) day of the month following the fiscal year of the Partnership in which the Transfer occurred. This written confirmation shall include (a) the names and addresses of the transferring Limited Partner and the transferee, (b) the taxpayer identification numbers of the transferring Limited Partner and of the transferee, (c) the date of the Transfer and (d) the terms and conditions of the Transfer.

Section 13.6    Indemnification. Each Partner hereby agrees that it shall indemnify and hold harmless the Partnership, and in the case of an attempted Transfer by a Limited Partner, the General Partner, from and against any and all losses, costs, liabilities or economic disadvantages which result, directly or indirectly, from any attempt by such Partner to make a Transfer which does not comply with the requirements of this Article XIII.

Section 13.7    Bankruptcy of a Limited Partner. In the event of the bankruptcy of a Limited Partner, the trustee, conservator, administrator, receiver or other successor in interest of such Limited Partner shall have all the rights of such Limited Partner for the purpose of settling or managing its affairs and such power as such Limited Partner possessed to assign all or a part of its Limited Partnership Interest and to join with the assignee in satisfying the conditions precedent to such assignee becoming a Substitute Limited Partner. The bankruptcy of a Limited Partner shall not dissolve the Partnership. A Limited Partner’s successor in interest shall be liable for all obligations of the Limited Partner. In no event, however, shall such successor in interest become a Substitute Limited Partner, except in accordance with Section 13.4 hereof.

Section 13.8    Further Assignments. An Assignee of all or any portion of a Partner’s Partnership Interest pursuant to the terms hereof, who desires to make a further Transfer of such interest, shall be subject to all of the relevant provisions of this Article XIII to the same extent and in the same manner as the Partner making the initial Transfer of a Partnership Interest.

Section 13.9    Additional Limited Partner. No additional limited partner shall be admitted to the Partnership pursuant to the creation of additional Limited Partnership Interests in the Partnership without the approval of the General Partner and the Owner Participant.

ARTICLE XIV

REMOVAL, WITHDRAWAL AND REPLACEMENT OF THE GENERAL PARTNER

Section 14.1    Removal for Good Cause Only. The General Partner may be removed as general partner of the Partnership only for “Good Cause” upon the affirmative vote of a Majority in Interest of the Limited Partners required under Section 14.2 hereof. For purposes of this Section, the term “Good Cause” shall mean either (a) willful and continued neglect by the General Partner of its duties under this Agreement, which neglect has a material adverse effect on the Partnership or (b) a willful breach by the General Partner of its fiduciary duties to the Partnership or the Limited Partners including without limitation misappropriation of Partnership assets, fraud, dishonesty or bad faith exercise of management authority; provided, however, that with respect to any neglect or breach under clause (a) or (b) above, the effects of such neglect or breach has not been cured by the General Partner within forty-five (45) days after receipt of written notice from a Majority in Interest of the Limited Partners specifying such neglect or breach (the “Removal Notice”) or, if the effects of such neglect or breach cannot be cured within such forty-five (45)-day period, the failure by the General Partner to take good faith reasonable efforts within such period to commence a cure of the effects of such neglect or breach and to continue such efforts until such effects are cured.

Section 14.2    Vote. Subject to the provisions of Section 14.1 hereof, the vote of the majority in Interest of the Limited Partners, without the necessity for concurrence by the General Partner, may remove the General Partner for “Good Cause” as General Partner of the Partnership. The Removal Notice delivered to the General Partner shall specify, in addition to the actions deemed to constitute “Good Cause” for removal, the effective date for removal (the “Removal Date”), which effective date may not be prior to the date upon which a Person has agreed to become a Substitute General Partner and the Owner Participant shall have approved the selection of such Person in accordance with the provisions of this Article.

Section 14.3    Dispute Regarding Removal.

(a)              In the event that a Majority in Interest of the Limited Partners cause delivery of a Removal Notice to remove the General Partner for “Good Cause” pursuant to Section 14.1 hereof, the General Partner shall have a period of thirty (30) days to provide notice to all of the Limited Partners of its intention to dispute the removal, in which case the Removal Date shall be tolled pending the resolution of the dispute. If, upon resolution of the dispute, the removal is overturned, the General Partner shall remain as the general partner of the Partnership.

(b)             If the General Partner does not dispute removal or, upon resolution of the dispute, such removal is upheld, the General Partner shall cease to be a general partner effective on the Removal Date (as may be extended by the period required to secure the agreement by a Person to become a Substitute General Partner). The Partnership shall cause an accounting to be prepared at the expense of the General Partner from the end of the preceding fiscal year to the Removal Date. After receiving the Removal Notice, and prior to the Removal Date, the General Partner shall not transact any business on behalf of the Partnership other than in the ordinary course of business unless pursuant to a contract entered into and binding upon the Partnership prior to the date of receipt of the Removal Notice by the General Partner.

Section 14.4    Voluntary Withdrawal. So long as the General Partner has given written notice to the other Partners (and the Owner Participant, if applicable) and a Person has been selected and has agreed to become a Substitute General Partner in accordance with Sections 14.5 and 14.6 hereof, the General Partner may voluntarily withdraw from the Partnership as the general partner effective ninety (90) days after written notice (the “Withdrawal Notice”) to the Limited Partners (the “Withdrawal Date”); provided, however, that (i) such Withdrawal Date may not be prior to the date upon which a Person has agreed to become a Substitute General Partner in accordance with the terms hereof and (ii) so long as the Participation Agreement remains in effect, the General Partner may not withdraw without the prior written approval of the Owner Participant.

Section 14.5    Selection of a Substitute General Partner. The vote of a Majority in Interest of the Limited Partners is necessary to select a Substitute General Partner; provided, however, that so long as the Participation Agreement remains in effect, such selection of a General Partner shall be subject to the reasonable approval of the Owner Participant.

Section 14.6    Substitution. A Person shall become a Substitute General Partner and assume the rights, powers and responsibilities of the General Partner as provided in this Agreement when such Person delivers to the Partners a written agreement (the “Substitute General Partner Agreement”) executed by such Person within ten (10) days after such Person’s selection as a proposed Substitute General Partner, which Substitute General Partner Agreement shall set forth the following agreements by such Person: (a) to be bound by this Agreement; (b) to assume the rights, powers and responsibilities of the General Partner pursuant to the terms of this Agreement accruing after such selection; (c) to amend this Agreement to reflect the withdrawal of the withdrawn General Partner and the appointment of such Substitute General Partner; (d) to perform the duties and the responsibilities of the General Partner; and (e) to record, file and publish any certificates or documents as may be appropriate to evidence or effect such withdrawal, substitution and release, including a Certificate of Amendment.

Section 14.7    Removed General Partner Not Liable. A removed General Partner shall not be liable for any actions of the Partnership occurring, or debts of the Partnership incurred, after the Removal Date.

Section 14.8    Intentionally Omitted.

Section 14.9    Conversion or Purchase of the General Partner’s Interest. The Partnership shall not make any payment to a removed or withdrawing General Partner in respect of its interest in the Partnership. Instead, within thirty (30) days after the Removal Date or the Withdrawal Date, the interest of the removed or withdrawing General Partner in the Partnership as of the Removal Date or Withdrawal Date shall be converted into an interest as a transferee of a Limited Partner that does not become a Substitute Limited Partner.

ARTICLE XV

DISSOLUTION, LIQUIDATION AND

TERMINATION OF THE PARTNERSHIP

Section 15.1    Events of Dissolution. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following:

(a)              The date specified in Section 5.1 hereof;

(b)             When all of the Partners have given their written consent to dissolve the Partnership;

(c)              The removal or withdrawal of the last remaining General Partner, unless either (i) there is at least one other general partner and that general partner elects to continue the business of the Partnership or (ii) if there is no other general partner or there is a general partner but such general partner does not elect to continue the business of the Partnership, then, within 90 days after the withdrawal, all Limited Partners agree in writing to continue the business of the

Partnership and a successor General Partner is elected and admitted pursuant to the provisions of Article XIV hereof;

(d)             The sale or other disposition of all or substantially all of the property of the Partnership;

(e)              The continued conduct of the business of the Partnership becoming illegal;

(f)                The General Partner files a voluntary petition in bankruptcy or is adjudged a bankrupt (each a “GP Bankruptcy Event”) unless a Substitute General Partner is selected and admitted pursuant to the provisions of Article XIV and all the other Partners agree to continue the Partnership within 90 days after the GP Bankruptcy; or

(g)             The entry of a judicial decree of dissolution. Except as expressly set forth in (f) above, it is specifically agreed that the events described in Section 620.124 (4)(a)-(f) and (5)(a)-(c) of the Act, if applicable to the General Partner, will not cause the General Partner to cease to be the general partner of the Partnership and will not cause the dissolution of the Partnership. The involuntary dissolution of the General Partner shall not cause a dissolution of the Partnership if the General Partner is reinstated within 90 days after such involuntary dissolution.

Section 15.2    Right to Continue the Partnership’s Business. Upon the occurrence of any event which causes there to be no General Partner, Limited Partners holding 100% of the Limited Partner Interests (if they have the right to do so under applicable law), shall have the right, but not the obligation, exercisable within ninety (90) days from such event, to elect to continue the Partnership’s business provided that such election shall not be effective unless within such ninety (90) day period, a Majority in Interest of the Limited Partners appoints a Substitute General Partner in accordance with the terms of this Agreement. Notwithstanding anything contained in this Section 15.2 to the contrary, so long as the Participation Agreement remains in effect, if the Limited Partners are unable to find a Person to serve as the Substitute General Partner within sixty (60) days of the effective date of such removal or withdrawal, the Limited Partners must make a written offer to allow the Owner Participant or its designee to serve as the Substitute General Partner.

Section 15.3    Liquidation.

(a)              Except as otherwise set forth in Section 15.2 hereof, upon dissolution of the Partnership, the General Partner shall take (or cause to be taken) a full accounting of the Partnership’s assets and liabilities as of the date of such dissolution and, subject to the right of the General Partner or its successor to continue the business of the Partnership for the purpose of winding up its affairs, the General Partner shall proceed with reasonable promptness to liquidate the Partnership’s assets (including without limitation, by way of the sale, assignment, exchange, lease, sublease or other disposition of any or all of the assets of the Partnership) and to terminate its business; provided, however, that the assets of the Partnership which are, in the opinion of the General Partner, suitable for distribution in kind, may, in the sole and absolute discretion of the General Partner, be distributed in kind to the extent that the liquidation thereof is not necessary to satisfy the requirements of clauses (i), (ii) and (iii) below. In the event of the removal, withdrawal, dissolution or bankruptcy of the General Partner which causes the dissolution of the Partnership under Section 15.1, the winding up of the affairs of the Partnership and the liquidation of its assets shall be conducted by such Person as may be selected by a Majority in Interest of the Limited Partners and approved by the Owner Participant, which Person is hereby authorized to do any and all acts and things authorized by law for these purposes and is entitled to the compensation approved by a court of competent jurisdiction.

The cash proceeds from such liquidation shall be applied in the following order:

(i)             First, to the payment of all taxes, debts and other obligations and liabilities of the Partnership, other than amounts owing to Partners, and all necessary expenses of liquidation thereof;

(ii)              Second, to the establishing of reserves deemed reasonably necessary to satisfy contingent liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership;

(iii)             Third, to the reduction, pro rata, among all such then outstanding loans, of first principal and then, to the extent available, interest on all loans made by the Partners to the Partnership; and

(iv)          Fourth, to the Partners, in accordance with the relative amounts of the positive balances (if any) in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

(b)             Except as provided above, the General Partner shall administer the liquidation of the Partnership and the termination of its business but shall receive no compensation. The General Partner shall be allowed a reasonable time for the orderly liquidation of the Partnership’s assets and the discharge of liabilities to creditors so as to minimize losses resulting from the liquidation of the Partnership’s assets.

Section 15.4    Termination. Upon compliance with the foregoing, the General Partner or other Person winding up the affairs of the Partnership as permitted hereunder, as the case may be, shall file or cause to be filed a Certificate of Cancellation of the Partnership and the Partnership thereupon shall be terminated.

Section 15.5    Compliance With Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XV to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners and pursuant to this Article XV may be:

(a)              distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners and from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

(b)             withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

Section 16.1    Amendments.

(a)              Except for amendments made in accordance with Sections 11.7(b) or 16.1(b) hereof, this Agreement may be amended only with the written consent of the General Partner and a Majority in Interest of the Limited Partners.

(b)             In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement by the General Partner, acting without the consent of any Limited Partner: (i) to elect that the Partnership be governed by any successor statute of the State of Florida governing limited partnerships; or (ii) to substitute or admit any additional Limited Partners to the extent allowed by this Agreement.

Section 16.2    Notices. Any notice, payment, demand or communication required or permitted to be given by a Partner pursuant to any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party to whom the same is directed or five (5) business days after deposit in the United States mail, registered or certified, postage and charges prepaid, addressed to the other Partner, as applicable, at the applicable address specified on Exhibit B attached hereto. A Partner may change his or her address for purposes of notice by a writing sent in accordance with this Section 16.2 to the General Partner. Notices to the Owner Participant shall be given at the applicable address specified in Schedule I to the Participation Agreement.

Section 16.3    Power of Attorney. Each Limited Partner hereby makes, constitutes and appoints the General Partner (and each such Person appointed by the General Partner), with full power of substitution, such Limited Partner’s true and lawful attorney, for it and in its name, place, stead and benefit, to sign, execute, swear, file and record the Certificate, and, subject to any applicable consent requirements contained in this Agreement, to sign, execute, certify, swear, acknowledge, file and record any other documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions or purposes of this Agreement or which may be required of the Partnership by law in Florida, or any other applicable jurisdiction, or by Federal or state securities laws or other applicable laws, including, without limitation, amendments to or cancellation and termination of the Certificate and fictitious business name statements. The foregoing grant of authority is hereby declared to be irrevocable and a power coupled with an interest and shall survive the bankruptcy or dissolution of any Person hereby giving such power and the transfer or assignment of the whole or any portion of the Limited Partnership Interest of such Person; provided, however, that in the event of a Transfer by such Limited Partner of all of such Limited Partner’s Limited Partnership Interest, the foregoing power of attorney of the transferor Limited Partner shall survive such transfer until such time, if any, as the transferee shall have been duly admitted to the Partnership as a Substitute Limited Partner.

Section 16.4    Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 16.5    Application of Florida Law. This Agreement, and the application or interpretation hereof, shall be governed, construed and enforced in accordance with the laws of the State of Florida.

Section 16.6    Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the General Partner and/or the Owner Participant may take and all determinations which the General Partner and/or the Owner Participant may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such General Partner and/or the Owner Participant, as the case may be.

Section 16.7    Confidential Information. Each of the Partners shall treat and maintain as confidential any and all confidential and/or proprietary information, including without limitation financial information, technical information and know-how and development plans and strategies, received from or pertaining to the other Partner or any affiliate thereof, the Partnership or the Cogeneration Facility; provided, however, that the foregoing obligation shall not apply to information which (a) was or becomes known by such Partner or was or is generally available to the public through no breach of this Agreement by any Partner or (b) was or is disclosed to the public by a third party having the right to do so.

Section 16.8    Headings. Headings at the beginning of each Article and Section of this Agreement are solely for convenience and are not a part of this Agreement.

Section 16.9    Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

Section 16.10    Gender and Number. With respect to words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires.

Section 16.11    Successors. This Agreement shall be binding on and inure to the benefit of the respective successors, assigns and personal representatives of the parties hereto, except to the extent of any contrary provision of this Agreement.

Section 16.12    Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 16.13    Attorneys’ Fees. If any legal action or arbitration or other proceeding is brought by any party hereto for the enforcement of this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, any successful or prevailing party shall be entitled to recover from the party that does not prevail reasonable attorneys’ fees and other costs incurred by the prevailing party in such action or proceeding, in addition to any other relief to which that party may be entitled.

Section 16.14    Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 16.15    Counterparts. This Agreement may be executed in counterparts by each of the Partners, all of which taken together shall be deemed one original.

Section 16.16    Covenant to Sign Documents. Each Partner shall execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or expedient in the creation of the Partnership and the achievement of its purpose and the implementation of the provisions of this Agreement. Each Partner hereby represents and warrants that the individual signing this Agreement on its behalf is duly authorized to execute and deliver this Agreement on behalf of such Partner.

Section 16.17    Time of Essence. All times and dates in this Agreement shall be of the essence.

Section 16.18    Force Majeure. The respective obligations of each Partner, other than the obligation to pay money, shall be suspended while it is prevented from complying therewith, in whole or in part, by weather conditions, labor accidents or incidents, rules and regulations of any Federal, State, or other governmental agency, delays in transportation, inability to obtain necessary materials in the open market, or other cause of the same or other character beyond the reasonable control of such Partner. Any Partner asserting a force majeure condition shall immediately notify the other Partners in writing of the occurrence of such condition, and the estimated duration thereof. Each Partner shall cooperate so as to remedy any force majeure condition as expeditiously as reasonably possible.

Section 16.19    No Partition. No Partner nor any legal representative, successor, heir or assignee of any Partner shall have the right to partition the Partnership Property or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Partnership Property or any part thereof or interest therein. Each Partner, for itself and its legal representatives, heirs, successors and assigns, hereby waives any such rights. The Partners intend that during the term of this Agreement, the rights of the Partners and their successors in interest, as among themselves, shall be governed solely by the terms of this Agreement and, to the extent consistent with this Agreement, by the Act.

Section 16.20    Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Partners, putative Partners and the Partnership. In addition, the provisions of this Agreement set forth in Articles VI, XI, XII, XIII, XIV, XV and XVI are intended to benefit the Owner Participant, Owner Trustee and their affiliates and may be enforced by them in their own name against the parties hereto. Subject to the exception in the preceding sentence, this Agreement is not intended for the benefit of non-Partner creditors and does not grant any rights to non-Partner creditors.

Section 16.21    Withholding. The General Partner shall comply with any income tax withholding obligations that may be imposed from time to time by the Code with respect to distributions or income allocations to Partners.

Section 16.22    Representations of Limited Partners. Each Limited Partner represents to the Partnership and the General Partner that: (a) it is acquiring its Limited Partnership Interest for its own account for investment and not with a view to or for sale in connection with any distribution of such Limited Partnership Interest (but subject, nevertheless, to any requirement of law that the disposition of its property remain within its control at all times); (b) it understands that the interests in the Partnership have not been registered under the Securities Act or the applicable securities laws of Florida or any other state, and must be held indefinitely unless the interests are so registered or an exemption from such registration is available; (c) it has such knowledge and experience in business matters that it is capable of evaluating the risks and merits of its investment in the Partnership; and (d) it has received and reviewed the material agreements and other documents relating to the Partnership and/or its business and such other information, oral or written, as it has requested, having been afforded the opportunity to ask questions of the General Partner and to obtain any additional information that it has deemed appropriate.

Section 16.23    Waiver. No waiver of any provision of this Agreement shall be deemed effective unless contained in a writing signed by the party against whom the waiver is sought to be enforced. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy, and no waiver of any breach or failure to perform shall be deemed a waiver of any subsequent breach or failure to perform or of any other right arising under this Agreement.

Section 16.24    Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

Section 16.25    Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“GENERAL PARTNER”

NCP LAKE POWER INCORPORATED,
a Delaware corporation

By:	/s/ Kenneth M. Ross
Kenneth M. Ross
Vice President

“LIMITED PARTNER”

LAKE INVESTMENT, L.P.,
a Delaware limited partnership

By NCP Lake Power Incorporated,
its general partner

By:	/s/ Kenneth M. Ross
Kenneth M. Ross
Vice President

EXHIBIT A

FIRST

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.

Contributions by Partners

Pursuant to Section 6.1

Name	Contribution

NCP Lake Power Incorporated	$10.00

Lake Investment, L.P.	$990.00

A-1

EXHIBIT B

FIRST

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.

Partnership Interests

The Partnership Interests of the Partners shall be as follows:

General Partner:	Partnership Interest

NCP Lake Power Incorporated 1100 Town & Country Road, Suite 800 Orange, California 92668	1.00%

Limited Partner:	Partnership Interest

Lake Investment, L.P., a Delaware limited partnership 1100 Town & Country Road, Suite 800 Orange, California 92668	99.00%

B-1

EXHIBIT C

FIRST

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.

Certain capitalized terms used in the Agreement have the following meanings:

“Act” shall mean the Florida Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” shall mean a Person (including a Subsidiary) which directly or indirectly controls, or is controlled by, or is under common control with, another Partner, including any limited partnership of which such other Partner or any Subsidiary or Affiliate of such other Partner is the general partner.

“Agreement” or “Partnership Agreement” shall mean this Limited Partnership Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Assignee” shall mean a Person who has acquired from a Partner a beneficial interest in Profits, Losses and Distributions, but who is not a Substitute Limited Partner or Substitute General Partner.

“Assignment of Partnership Interests” shall have the meaning set forth in Appendix A to the Participation Agreement.

“Bankruptcy Code” shall have the meaning set forth in Section 15.1 hereof.

“Borrower’s Account” shall have the meaning set forth in Appendix A to the Participation Agreement.

“Capital Account” shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i)                       To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3 or Section 4 of Exhibit D hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(ii)                    To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3 or Section 4 of Exhibit D hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

(iii)                 In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(iv)                In determining the amount of any liability for purposes of clauses (i) and (ii) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or Partners), are computed in order to comply with such

Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article XV hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

“Cash Available for Distribution” shall mean, at any time, such cash on hand and in financial institutions as in the General Partner’s sole and absolute discretion is then available for distribution to the Partners (as permitted by the Operative Documents) after (i) all costs and expenses incurred by or on behalf of the Partnership have been paid or reimbursed and all current debts and obligations of the Partnership have been paid or provisions therefor have been made, (ii) reserves have been set aside by the General Partner (which reserves shall be determined by the General Partner in its sole and absolute discretion) and (iii) adequate provision has been made for the satisfaction of debt service requirements (if any).

“Certificate” shall mean the Certificate of Limited Partnership.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commercial Operation Date” shall mean the date on which the Facility achieves Commercial Operation (as defined in the Cogeneration Facility Turnkey Construction Contract dated as of February 5, 1992, between the Partnership and National Energy Production Corporation, a Washington corporation).

“Cogeneration Facility” shall mean the cogeneration facility being developed and constructed by the Partnership in Lake County, Florida.

“Construction Loan Agreement” shall have the meaning set forth in Appendix A to the Participation Agreement.

“Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Distribution” shall mean any distribution by the Partnership to the Partners, as provided in Section 7.1 hereof.

“Effective Date” shall mean July 24, 1992.

“Escrow Agreement” shall have the meaning set forth in Appendix A to the Participation Agreement.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, consistently applied.

“General Partner” shall mean NCP Lake, in its capacity as general partner of the Partnership, and any Partner who has been admitted to the Partnership as a Substitute General Partner in accordance with Article XIV hereof.

“Good Cause” shall have the meaning set forth in Section 14.1 hereof.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(ii)              The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that adjustments pursuant to clauses (A) and (B) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)           The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

(iv)          The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 7.5(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to the provisions of this clause (iv) to the extent the General Partner determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Lease” shall have the meaning set forth in Appendix A to the Participation Agreement.

“Limited Partner and Limited Partners” shall have the meanings set forth in the introduction to this Agreement. The terms “Limited Partner” and “Limited Partners” also shall mean, for purposes of Exhibit D, the maintenance of Capital Accounts, and the distribution provisions of this Agreement, an Assignee or Assignees of a Limited Partnership Interest or Limited Partnership Interests, as the context requires.

“Limited Partnership Interest” shall mean, as to any Limited Partner, the proportion that the Partnership Interest of such Limited Partner (as such) bears to the sum of the Partnership Interests of all Limited Partners (as such).

“Majority in Interest of the Limited Partners” shall mean, at any time, those Limited Partners that own of record more than fifty percent (50%) of the aggregate Limited Partnership Interests.

“NCP” shall mean North Canadian Power Incorporated, a California corporation.

“NCP Lake” shall mean NCP Lake Power Incorporated, a Delaware corporation.

“Nonrecourse Deductions” shall have the meaning given to such term in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” shall have the meaning given to such term in Section 1.704-2(b)(3) of the Regulations.

“Operative Documents” shall have the meaning set forth in Appendix A to the Participation Agreement and any replacements of such instruments or agreements from time to time entered into with the same parties, new parties or lenders or with any combination thereof.

“Owner Participant” shall have the meaning set forth in Appendix A to the Participation Agreement.

“Owner Trustee” shall have the meaning set forth in Appendix A to the Participation Agreement.

“Participation Agreement” shall mean the Participation Agreement dated as of July 29, 1992, among the Partnership, TIFD III-C Inc., The Citizens & Southern National Bank of Florida and General Electric Capital Corporation.

“Partner” shall mean the General Partner, the Limited Partners and any other Person who becomes a Substitute General Partner or Limited Partner, pursuant to the terms of this Agreement. The term “Partner” also shall mean, for purposes of Exhibit D, the maintenance of Capital Accounts, and the distribution provisions of this Agreement, an Assignee of a Partner.

“Partner Nonrecourse Debt Minimum Gain: shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Partnership” shall mean Lake Cogen, Ltd., a Florida limited partnership, as such partnership may from time to time be constituted.

“Partnership Accountants” shall have the meaning set forth in Section 9.6 hereof.

“Partnership Interest” for each Partner shall be as set forth on Exhibit B hereof.

“Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Partnership Property” shall mean the Partnership’s right, title and interest in all property of the Partnership, whether real, personal or mixed, whether tangible or intangible.

“Person” shall mean any natural person, firm, partnership, trust estate, association, corporation or other entity.

“Profits” and “Losses” for each fiscal year or other period beginning on or after the Effective Date, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)                 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii)              Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as expenditures for purposes of Section 705(a)(2)(B) of the Code pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(iii)           In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)             In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance the definition of Depreciation above; and

(vi)          Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3 or Section 4 of Exhibit D hereof shall not be taken into account in computing Profits or Losses.

“Regulations” shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Removal Date” shall have the meaning set forth in Section 14.2 hereof.

“Removal Notice” shall have the meaning set forth in Section 14.1 hereof.

“Required Opinion” shall mean an opinion of counsel, the form of which shall be reasonably acceptable to the General Partner and the Owner Participant, that a specified Transfer of a Limited Partnership Interest (i) may be effected without registration under the Securities Act, (ii) will not result in the violation of any applicable state securities laws, (iii) will not result in a termination of the Partnership under the Code, (iv) will not result in the Partnership being treated as an association taxable as a corporation under the Code, (v) will not result in the Partnership or any Affiliate of a Partner becoming subject to regulation under the Public Utility Holding Company Act of 1935 (or the rules and regulations promulgated thereunder) or becoming otherwise subject to increased regulatory burdens, (vi) will not result in the Cogeneration Facility ceasing to be exempt from regulation as a result of changing its status as a “qualifying cogeneration facility” under the Public Utilities Regulatory Policies Act of 1978 (or the rules and regulations promulgated thereunder), (vii) will not constitute a violation of or default under the Operative Documents and (viii) such other matters as are reasonably required by the General Partner.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security” shall mean a “security” within the meaning of Section 2(1) of the Securities Act.

“Subsidiary” shall mean, with respect to a Person, a corporation in which such Person owns, directly or indirectly, more than 50% of the Voting Stock.

“Substitute General Partner” shall mean a Person who has assumed the rights, powers and responsibilities of the General Partner pursuant to Article XIV hereof.

“Substitute General Partner Agreement” shall have the meaning set forth in Section 14.6 hereof.

“Substitute Limited Partner” shall mean an Assignee who has become a Limited Partner pursuant to Article XIII hereof, having all of the rights of the transferring Limited Partner, including without limitation, the right to vote on any of the matters on which a Limited Partner is entitled to vote pursuant to this Agreement.

“Tax Matters Partner” shall have the meaning set forth in Section 8.2 hereof.

“Transfer” shall have the meaning set forth in Section 13.1 hereof.

“Voting Stock” shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing a similar function).

“Withdrawal Date” shall have the meaning set forth in Section 14.4 hereof.

“Withdrawal Notice” shall have the meaning set forth in Section 14.4 hereof.

EXHIBIT D

FIRST

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.

Allocation of Profits and Losses

1.                    Profits. After giving effect to the special allocations set forth in Sections 3 and 4 hereof, Profits for any fiscal year shall be allocated to the Partners in proportion to the Partnership Interest of each Partner.

2.                    Losses. After giving effect to the special allocations set forth in Sections 3 and 4 hereof, Losses for any fiscal year shall be allocated as follows:

(a)                   Except as provided in Section 2(b) hereof, Losses shall be allocated to the Partners in proportion to the Partnership Interest of each Partner.

(b)                  The Losses allocated pursuant to Section 2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of the limitation set forth in this Section 2(b) shall be allocated to the General Partner.

3.                    Special Allocations. The following special allocations shall be made in the following order:

(a)                   Partnership Minimum Gain Chargeback. Except as provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Exhibit D, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and l.704-2(j)(2) of the Regulations. This Section 3(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(b)                  Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Exhibit D except Section 3(a) hereof, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(c)                   Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2) (ii) (d)(4), (5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit D have been tentatively made as if this Section 3(c) were not in the Agreement.

(d)                  Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g) and 1.704-2(i) (5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Exhibit D have been tentatively made as if this Section 3(d) and Section 3(c) hereof were not in the Agreement.

(e)                   Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partners in proportion to the Partnership Interest of each Partner.

(f)                     Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)                  Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

4.                    Curative Allocations.

(a)                   The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 4(b) hereof, the “Nonrecourse Regulatory Allocations,” as defined in Section 4(c) hereof, and the “Partner Nonrecourse Regulatory Allocations,” as defined in Section 4(d) hereof.

(b)                  The “Basic Regulatory Allocations” consist of (i) allocations pursuant to the last sentence of Section 2(b) hereof, and (ii) allocations pursuant to Sections 3(c), 3(d) and 3(g) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 4(b) shall only be made with respect to allocations pursuant to Section 3(g) hereof to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

(c)                   The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 3(a) and 3(e) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 4(c) shall be made prior to the Partnership fiscal year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease, and (ii) allocations pursuant to this Section 4(c) shall be deferred with respect to allocations pursuant to Section 3(e) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 3(a) hereof.

(d)                  The “Partner Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 3(b) and 3(f) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Partner Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Partner Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 4(d) shall be made with respect to allocations pursuant to Section 3(f) relating to a particular Partner Nonrecourse Debt prior to the Partnership fiscal year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease, and (ii) allocations pursuant to this Section 4(d) shall be deferred with respect to allocations pursuant to Section 3(f) hereof relating to a particular Partner Nonrecourse Debt to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 3(b) hereof.

(e)                   The General Partner shall have reasonable discretion, with respect to each Partnership fiscal year, to (i) apply the provisions of Sections 4(b), 4(c) and 4(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Sections 4(b), 4(c) and

4(d) hereof among the Partners in a manner that is likely to minimize such economic distortions.

5.                    Other Allocation Rules.

(a)                   For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)                  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c)                   The Partners are aware of the income tax consequences of the allocations made by this Exhibit D and hereby agree to be bound by the provisions of this Exhibit D in reporting their shares of Partnership income and loss for income tax purposes.

(d)                  Solely for the purpose of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership profits shall be in proportion to each Partner’s Partnership Interest.

(e)                   To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat Distributions as having been made from proceeds of Nonrecourse Liabilities or Partner Nonrecourse Debt only to the extent that such Distributions would cause or increase an Adjusted Capital Account Deficit for any Limited Partner.

6.                    Tax Allocations: Section 704(c) of the Code. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with clause (i) of the definition thereof).

In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the General Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.